SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 22, 2023

ENPRO INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5605 Carnegie Boulevard, Suite 500 Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

(704) 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2023, EnPro Holdings, Inc. (“EnPro Holdings”), a direct, wholly owned subsidiary of Enpro Inc. (the “Company”), entered into a Stock Purchase Agreement dated as of December 22, 2023 (the “Purchase Agreement”) with AMI Holdco, Inc. (“AMI”), the Sellers party thereto (the “Sellers”) and McNally Capital – AMI SPV, LLC, as representative of the Sellers, providing for the sale by the Sellers to EnPro Holdings of all issued and outstanding capital stock of AMI (the “Purchase Transaction”) for $210 million in cash, which includes amounts to be paid by EnPro Holdings for distribution to holders of in-the-money stock options awarded by AMI.  The purchase price is subject to potential adjustment based on the amount, on the date the Purchase Transaction is consummated, of cash, debt and working capital of AMI, as well as for the amount of specified selling and other expenses of AMI.

The completion of the Purchase Transaction is subject to certain limited closing conditions, including, but not limited to, the absence of any order of a court prohibiting the consummation of the Purchase Transaction, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of a material adverse effect on the financial condition or results of operations of AMI and its subsidiaries, taken as a whole, occurring after the date of the Purchase Agreement.  The Purchase Agreement does not include a financing condition to EnPro Holdings’ obligation to complete the Purchase Transaction.

The Purchase Agreement contains customary representations, warranties and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement.  The Purchase Agreement provides that each of the parties is required to use reasonable best efforts to consummate the Purchase Transaction, including by making filings with specified governmental authorities.

The Purchase Agreement contains customary termination provisions in favor of both EnPro Holdings and the Sellers, including a right to terminate the Purchase Agreement if the Purchase Transaction has not been consummated on or prior to March 22, 2024.  The Purchase Agreement does not include provisions for the indemnification by the Sellers or EnPro Holdings of the other party following the consummation of the Purchase Transaction and provides that the premiums of any representation and warranty insurance policy obtained by EnPro Holdings with respect to the Purchase Agreement are to be borne by EnPro Holdings.

In connection with the execution of, and as contemplated by, the Purchase Agreement, EnPro Holdings entered into restrictive covenant agreements with each of the Sellers and certain holders of stock options awarded by AMI (collectively, the “Restricted Persons”). Under the restrictive covenant agreements, the Restricted Persons have agreed, subject to the consummation of the Purchase Transaction, to, among other things, maintain the confidentiality of certain information, not solicit the employment of certain AMI employees, and, for the Restricted Persons who are current or former employees of AMI, not engage in specified activities in competition with AMI for specified periods of duration varying based on the level of such Restricted Person’s current responsibilities at AMI.

The Purchase Agreement provides that simultaneous with the closing of the Purchase Transaction, EnPro Holdings, the Sellers and a specified escrow agent will enter into an escrow agreement under which a portion of the purchase price is to be held in escrow pending resolution of the purchase price adjustment.

Item 7.01	Regulation FD Disclosure

On December 28, 2023, the Company issued a press release announcing the execution of the Purchase Agreement.  A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished in Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Exhibit Description

Exhibit 99.1	Press release dated December 28, 2023

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2023

ENPRO INC.

	By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel and Secretary